Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 18, 2019 (except Note 21.7, as to which the date is September     , 2019), in the Registration Statement (Form F-1) and related Prospectus of BioNTech SE (formerly BioNTech AG) dated September 9, 2019 for the registration of its ordinary shares.

Titus Zwirner	Oliver Conrad
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

September , 2019

The foregoing consent is in the form that will be signed upon the completion of the share split described in Note 21.7 to the consolidated financial statements.

/s/Titus Zwirner	/s/Oliver Conrad
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Cologne, Germany

September 9, 2019